A SPECIAL LETTER TO SHAREHOLDERS OF PUTNAM CONVERTIBLE INCOME-
GROWTH TRUST
May 9, 1994
Dear Shareholder:

You recently received a proxy statement requesting your vote on matters relating to Putnam Convertible Income-Growth Trust. Our records show you have not yet voted. Your vote is very impor tant. In the next several days, representatives of the Fund will try to contact you by telephone to receive your voting instruc tions.

The proxy statement sent to you included a proposal to increase management fees for the Fund. In the last several years, the Trustees of the Putnam funds have conducted a comprehensive review of the management fees paid to Putnam Management by the Putnam funds. As a result of this review, many Putnam funds have adopted new management contracts, some providing for an increase in management fees, and others for a decrease in management fees. Overall, the fee changes have resulted in a net increase.

Shareholders often ask what management fees pay for. In addition to recordkeeping and other administrative functions, these fees pay for management of a fund's portfolio of investments, including research used in buying and selling securities. Before a fund's management fees can be raised, the fund's Trustees must agree that the change is in the best interests of shareholders. In this particular instance, the Trustees carefully considered expense and performance information both within Putnam's family of funds and relative to comparable funds managed by other fund groups. Following this review, the Trustees concluded that the proposed new management fee schedule for your Fund is in the best interests of shareholders, and thus recommended that shareholders vote for its approval.

At your Fund's shareholder meeting last week, action on this proposal was adjourned until June 2 to permit solicitation of additional proxies. As part of this effort, the Fund is offering shareholders like yourself who have not yet voted the opportunity to use our vote-by-phone program. (See the back of this letter.) In closing, we ask you to consider this proposal carefully. Your vote is important to us. Thank you.


Sincerely,

INFORMATION ON PUTNAM INVESTMENTS' VOTE-BY-PHONE PROGRAM:

The telephone voting procedure is designed to authenticate your identity, to allow you to authorize the voting of your shares in accordance with your instructions and to confirm that your instruction have been properly recorded. If these procedures were subject to successful legal challenge, such votes would not be counted at the Fund's shareholder meeting to be held on June 2, 1994. The Fund has not sought to obtain an opinion of counsel on this matter and we are unaware of any such challenge at this time.

We will call you on a recorded line at the phone number Putnam Investments has in its records for your account, and ask you for your Social Security number or other identifying information.
You will then be given an opportunity to authorize proxies to vote your shares at the meeting in accordance with your instruc tions. To ensure your instructions have been recorded correctly, you will also receive a confirmation of your instructions in the mail.

A special toll-free number will be available in case the informa-

tion contained in the confirmation is incorrect. If you decide after you have voted that you want to attend the Fund's share holder meeting in person, you can revoke your proxy at that time and vote your shares at the meeting. If you no longer have a copy of your proxy statement, you can call us at xxx-xxx-xxxx and a copy will be promptly forwarded to you.

                              William N. Shiebler
                              Senior Managing Director

                              Putnam Mutual Funds
                              President
                              One Post Office Square
                              Boston, Massachusetts 02109

PUTNAMINVESTMENTS

May 9, 1994

Dear Investment Colleague:

In March, we mailed proxy materials to shareholders of Putnam Convertible Income-Growth Trust, Putnam Tax-Free High Yield Fund and Putnam Federal Income Trust, asking for their votes on various issues. As of today, we have not received a sufficient number of returned proxies to pass some of the issues in question.

As a result, we are mailing letters (attached) to the sharehold ers of these funds who did not return their proxies to explain these items and to inform them of an upcoming opportunity to vote-by-phone. We will not be contacting shareholders who voted no or who abstained. A few days after the shareholder letters arrive, we will be calling them regarding the opportunity to vote-by-phone. Telephone solicitation and voting is common practice when time is of the essence.

     The issues at hand are:

     * PUTNAM CONVERTIBLE INCOME-GROWTH TRUST - Approval of a management fee increase

     * PUTNAM TAX-FREE HIGH YIELD FUND - Approval of a management fee increase

     * PUTNAM FEDERAL INCOME TRUST - Approval of additional classes of shares

Should you have any questions on these issues, please call a Putnam Broker Operations representative at 1-800-354-2228.

Sincerely,


William N. Shiebler